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Airgas, Inc.

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John C. van Roden, Jr.
Chairman
Airgas, Inc
259 N. Radnor-Chester Road - Suite 100
Radnor, PA 19087-5287
VIA: UPS OVERNIGHT MAIL	http://www.airgas.com

October 26, 2010

John E. McGlade

Chairman, President & Chief Executive Officer

Air Products & Chemicals

7201 Hamilton Blvd.

Allentown, PA 18195-1501

Dear Mr. McGlade:

Today, Airgas announced its results for the fiscal quarter ending September 30, 2010. Once again, our results reflected robust earnings growth in excess of 20% on strong organic sales growth, with expanding operating margins and impressive free cash flow. This continued outstanding performance is further support for what we have said all along—we expect that Airgas will deliver excellent value for our stockholders and, therefore, if Airgas were to be acquired, Airgas stockholders should be appropriately compensated.

Each of our ten directors is of the view that the current Air Products offer of $65.50 per share is grossly inadequate. In light of Airgas’ strong performance, outstanding prospects, and unique industry position, as well as the enormous financial benefits to Air Products of an acquisition of Airgas, the current offer price is not close to the right price for the sale of the Company.

Our Board is also unanimous in its views regarding negotiations between Air Products and Airgas. To that end, we read with great interest your and your chief financial officer’s trial testimony, including the testimony that Air Products is attempting to acquire Airgas for the lowest possible price. In contrast, our obligation is to seek the greatest possible price in the event of a sale of the Company. Each member of our Board believes that the value of Airgas in any sale is meaningfully in excess of $70 per share. We are writing to let you know that our Board is unanimous in its willingness to authorize negotiations with Air Products if Air Products provides us with sufficient reason to believe that those negotiations will lead to a transaction at a price that is consistent with that valuation.

Each of the members of the Board of Directors has authorized me to send this letter.

Very truly yours,

John C. van Roden, Jr. Chairman of the Board

John P. Clancey James W. Hovey Robert L. Lumpkins Peter McCausland
Ted B. Miller Jr. Paula A. Sneed David M. Stout Lee M. Thomas Ellen C. Wolf